April 29, 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$2,575,000

Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index due May 4, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on the Review Date, the closing level of each of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index, which we refer to as the Indices, is at or above its Call Value.
•	The date on which an automatic call may be initiated is May 8, 2023.
•	The notes are also designed for investors who seek an uncapped return of 1.25 times any appreciation of the least performing of the Indices at maturity, if the notes have not been automatically called.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose up to 80.00% of their principal amount at maturity.
•	Despite its name, the Dow Jones U.S. Select Dividend Index is a price return index, which means that the returns on the Dow Jones U.S. Select Dividend Index will not include any dividends paid on the securities that make up the Dow Jones U.S. Select Dividend Index.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Indices. Payments on the notes are linked to the performance of each of the Indices individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on April 29, 2022 and are expected to settle on or about May 4, 2022.
•	CUSIP: 48133FNL5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$41.25	$958.75
Total	$2,575,000	$106,218.75	$2,468,781.25

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $41.25 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $900.80 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Indices: The S&P 500® Index (Bloomberg ticker: SPX), the Russell 2000® Index (Bloomberg ticker: RTY) and the Dow Jones U.S. Select Dividend Index (Bloomberg ticker: DJDVP)

Call Premium Amount: $83.50 per $1,000 principal amount note

Call Value: With respect to each Index, 100.00% of its Initial Value

Upside Leverage Factor: 1.25

Buffer Amount: 20.00%

Pricing Date: April 29, 2022

Original Issue Date (Settlement Date): On or about May 4, 2022

Review Date*: May 8, 2023

Call Settlement Date*: May 11, 2023

Observation Date*: April 29, 2027

Maturity Date*: May 4, 2027

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing level of each Index on the Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount, payable on the Call Settlement Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value of each Index is greater than its Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Least Performing Index.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Index Return × Upside Leverage Factor)

If the notes have not been automatically called and (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Least Performing Index Return + Buffer Amount)]

If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Least Performing Index: The Index with the Least Performing Index Return

Least Performing Index Return: The lowest of the Index Returns of the Indices

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date, which was 4,131.93 for the S&P 500® Index, 1,864.103 for the Russell 2000® Index and 880.49 for the Dow Jones U.S. Select Dividend Index

Final Value: With respect to each Index, the closing level of that Index on the Observation Date

PS-1 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

Hypothetical Payout Profile

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

Call Premium Amount

The Call Premium Amount per $1,000 principal amount note if the notes are automatically called is $83.50.

PS-2 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical total return and payment at maturity on the notes linked to three hypothetical Indices if the notes have not been automatically called. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	the notes have not been automatically called;
•	an Initial Value for the Least Performing Index of 100.00;
•	an Upside Leverage Factor of 1.25; and
•	a Buffer Amount of 20.00%.

The hypothetical Initial Value of the Least Performing Index of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Index. The actual Initial Value of each Index is the closing level of that Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of each Index, please see the historical information set forth under “The Indices” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value of the Least Performing Index	Least Performing Index Return	Total Return on the Notes	Payment at Maturity
165.00	65.00%	81.25%	$1,812.50
150.00	50.00%	62.50%	$1,625.00
140.00	40.00%	50.00%	$1,500.00
130.00	30.00%	37.50%	$1,375.00
120.00	20.00%	25.00%	$1,250.00
110.00	10.00%	12.50%	$1,125.00
105.00	5.00%	6.25%	$1,062.50
101.00	1.00%	1.25%	$1,012.50
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	-10.00%	$900.00
60.00	-40.00%	-20.00%	$800.00
50.00	-50.00%	-30.00%	$700.00
40.00	-60.00%	-40.00%	$600.00
30.00	-70.00%	-50.00%	$500.00
20.00	-80.00%	-60.00%	$400.00
10.00	-90.00%	-70.00%	$300.00
0.00	-100.00%	-80.00%	$200.00
PS-3 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

How the Notes Work

Upside Scenario If Automatic Call:

If the closing level of each Index on the Review Date is greater than or equal to its Call Value, the notes will be automatically called and investors will receive on the Call Settlement Date the $1,000 principal amount plus the Call Premium Amount of $83.50.  No further payments will be made on the notes.

•	If the closing level of the Least Performing Index increases 20.00% as of the Review Date, the notes will be automatically called and investors will receive an 8.35% return, or $1,083.50 per $1,000 principal amount note.

Upside Scenario If No Automatic Call:

If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Least Performing Index Return times the Upside Leverage Factor of 1.25.

•	If the notes have not been automatically called and the closing level of the Least Performing Index increases 5.00%, investors will receive at maturity a 6.25% return, or $1,062.50 per $1,000 principal amount note.

Par Scenario:

If the notes have not been automatically called and (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount of 20.00% or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount of 20.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than the Buffer Amount of 20.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Least Performing Index is less than its Initial Value by more than the Buffer Amount.

•	For example, if the notes have not been automatically called and the closing level of the Least Performing Index declines 60.00%, investors will lose 40.00% of their principal amount and receive only $600.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 20.00%)] = $600.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than 20.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Index is less than its Initial Value by more than 20.00%. Accordingly, under these circumstances, you will lose up to 80.00% of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-4 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of any Index, which may be significant. In addition, if the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value of each Index is greater than its Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Least Performing Index.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX —

Payments on the notes are not linked to a basket composed of the Indices and are contingent upon the performance of each individual Index. Poor performance by any of the Indices over the term of the notes may result in the notes not being automatically called on the Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Index.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING INDEX.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN ANY INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our

PS-5 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Indices

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX AND THE DOW JONES U.S. INDEX AND MAY BE INCLUDED IN THE DOW JONES U.S. SELECT DIVIDEND INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index or the Dow Jones U.S. Select Dividend Index.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PS-6 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

•	THERE IS NO ASSURANCE THAT STRATEGIES EMPLOYED BY THE DOW JONES U.S. SELECT DIVIDEND INDEX WILL BE SUCCESSFUL —

The Index is a non-market capitalization-weighted index that is designed to measure the performance of 100 high dividend-paying companies from the Dow Jones U.S. Index, excluding REITs, meeting specific criteria for dividends, earnings, size and liquidity. There is, however, no assurance that the Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria.  Although the Index is designed to measure the performance of high dividend-paying companies, the Index is a price return index and, therefore, the return on the Index will not include any dividends paid on the securities that make up the Index.  In addition, the Index is constructed pursuant to a weighting methodology in which the weights of components reflect their indicated annual dividend yields, subject to individual constituent and sector concentration limits.  It is possible that the stock selection and weighting methodology of the Index will adversely affect its return (for example, by providing exposure to stocks that do not perform as well as other stocks with lower dividend yields) and, consequently, the closing level of the Index and the value of the notes.  The Index may also underperform the Dow Jones U.S. Index as a whole.

•	THE DOW JONES U.S. SELECT DIVIDEND INDEX IS SUBJECT TO CONCENTRATION RISK —

The Index is a non-market capitalization-weighted index that is designed to measure the performance of 100 high dividend-paying companies from the Dow Jones U.S. Index, excluding REITs, meeting specific criteria for dividends, earnings, size and liquidity. Because dividend yield vary by industry and sector, the Index may be concentrated to a significant degree in securities of issuers located in a single industry or sector or a small number of industries or sectors.  By concentrating its investments in an industry or sector, the Index may face more risks than if it were diversified broadly over numerous industries or sectors.  Accordingly, the Index may be more adversely affected by negative economic, political or regulatory occurrences affecting its constituents and the relevant industries and sectors than a more broadly diversified stock index.

•	DESPITE ITS NAME, THE DOW JONES U.S. SELECT DIVIDEND INDEX IS A PRICE RETURN INDEX, WHICH MEANS THAT THE RETURN ON THE DOW JONES U.S. SELECT DIVIDEND INDEX WILL NOT INCLUDE ANY DIVIDENDS PAID ON THE SECURITIES THAT MAKE UP THE DOW JONES U.S. SELECT DIVIDEND INDEX.
PS-7 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

The Indices

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The Dow Jones U.S. Select Dividend Index is a non-market capitalization-weighted index that is designed to measure the performance of 100 high dividend-paying companies from the Dow Jones U.S. Index, excluding REITs, meeting specific criteria for dividends, earnings, size and liquidity.  The Dow Jones U.S. Index is a float-adjusted market capitalization-weighted index that is intended to measure the performance of the U.S. stock market.  Despite its name, the Dow Jones U.S. Select Dividend Index is a price return index, which means that the return on the Dow Jones U.S. Select Dividend Index will not include any dividends paid on the securities that make up the Dow Jones U.S. Select Dividend Index.  For additional information about the Dow Jones U.S. Select Dividend Index, see Annex A in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of each Index based on the weekly historical closing levels from January 6, 2017 through April 29, 2022. The closing level of the S&P 500® Index on April 29, 2022 was 4,131.93. The closing level of the Russell 2000® Index on April 29, 2022 was 1,864.103. The closing level of the Dow Jones U.S. Select Dividend Index on April 29, 2022 was 880.49. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on the Review Date or the Observation Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount in excess of $200.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-8 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject

PS-9 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be

PS-10 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

PS-11 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

Annex A

The Dow Jones U.S. Select Dividend Index

All information contained in this pricing supplement regarding the Dow Jones U.S. Select Dividend Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Dow Jones U.S. Select Dividend Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to calculate and publish, and may discontinue calculation and publication of, the Dow Jones U.S. Select Dividend Index.

The Dow Jones U.S. Select Dividend Index is a non-market capitalization-weighted index that is designed to measure the performance of 100 high dividend-paying companies from the Dow Jones U.S. Index, excluding REITs, meeting specific criteria for dividends, earnings, size and liquidity. The Dow Jones U.S. Select Dividend Index is reported by Bloomberg L.P. under the ticker symbol “DJDVP.”

The Dow Jones U.S. Select Dividend Index was first calculated on November 3, 2003, with a base value retrospectively set at 100 as of December 31, 1991.

The Dow Jones U.S. Select Dividend Index Universe

The eligible universe for the Dow Jones U.S. Select Dividend Index includes all dividend-paying companies in the Dow Jones U.S. Index, excluding real estate investment trusts (“REITs”). For more information about the Dow Jones U.S. Index’s constituent selection process, please see “The Dow Jones U.S. Index Eligibility and Constituent Selection” below.

All stocks included in the Dow Jones U.S. Index must pass the following screening tests for inclusion in the Dow Jones U.S. Select Dividend Index universe:

•	a dividend-per-share for the current year (trailing 12 months) that is greater than or equal to the company’s five-year average dividend-per-share;
•	a five-year average dividend coverage ratio (the average of earnings-per-share divided by the annual dividend-per-share for the previous five years) of greater than or equal to 167%;
•	dividends paid in each of the previous five years;
•	a non-negative trailing 12-month earnings per share;
•	a float-adjusted market capitalization of at least $3 billion ($2 billion for current constituents); and
•	a three-month average daily trading volume of at least 200,000 shares (100,000 shares for current constituents).

Current Dow Jones U.S. Select Dividend Index constituents are included in the universe regardless of their dividend growth rate, coverage ratio and current year earnings-per-share. With the exception of float-adjusted market capitalization and average daily trading volume, the reference date for the above data points is the last business day of each December. The reference date for float-adjusted market capitalization and average daily trading volume is the last business day of each February.

The Dow Jones U.S. Index Eligibility and Constituent Selection

The Dow Jones U.S. Index is a float-adjusted market capitalization-weighted index that is intended to measure the performance of the U.S. stock market.

Eligibility.

The eligible Dow Jones U.S. Index universe includes all stocks traded on major U.S. stock exchanges excluding any non-common issues and illiquid stocks. The Dow Jones U.S. Index candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Convertible bonds, preferred stocks that provide a guaranteed fix return, equity warrants, convertible preferred stocks, ETFs, fixed-dividend shares, ETNs, business development companies, closed-end funds, limited liability companies, mutual fund shares, limited partnerships, investment trusts, master limited partnerships, unit trusts and special purpose acquisition companies are not eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts, and similar real-property-owning pass-through structures taxed as REITs by their domiciles also are eligible.

PS-13 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

Constituent Selection

Each stock must also meet two separate liquidity criteria to be considered eligible for inclusion in the Dow Jones U.S. Index:

•	Stocks must have a 12-month median value traded ratio (“MVTR”) of at least 20% to be eligible, or at least 14% for current constituents to remain eligible. The MVTR for a stock is calculated by taking the median daily value traded amount for each of the 12 months preceding the rebalancing reference date, multiplying the amount by the number of days that the stock traded during that month, and then dividing the result by its end-of-month float-adjusted market capitalization. The sum of the 12 monthly values is the MVTR for that stock. If a stock has traded for less than 12 months, the average of the available monthly values is taken and multiplied by 12 to obtain the MVTR.
•	Stock must have a 6-month median daily traded value (“MDVT”) over the 6 months prior to the rebalancing reference date of at least $250,000 to be eligible, or at least $175,000 for current constituents to remain eligible. If a stock has traded for less than 6 months, the MDVT amount for as long as the stock has been trading is used.

After determination of the eligible universe, the stocks are then ranked by float-adjusted market capitalization and stocks in the top 95% of the eligible universe are selected as constituents in the Dow Jones U.S. Index, subject to a 2% buffer for current and non-current stocks. Current constituents remain eligible up to the 9th percentile and non-constituents are eligible up to the 93rd percentile.

The Dow Jones U.S. Select Dividend Index Construction

The Dow Jones U.S. Select Dividend Index has the following annual rebalancing constituent selection process:

1.	Stocks passing all screening tests are ranked in descending order by indicated annual dividend (“IAD”) yield, defined as a stock’s IAD (not including any special dividends) divided by its price.
2.	All remaining current constituent stocks ranked 200 and above are retained in the Dow Jones U.S. Select Dividend Index, assuming they continue to meet all other eligibility requirements.
3.	The highest ranked stocks that are not current constituents are added to the Dow Jones U.S. Select Dividend Index until the constituent count reaches 100.

The IAD is calculated as the stock’s latest dividend times frequency divided by stock price. The IAD and stock price used in the calculation of a stock’s dividend yield are as of the last business day of each February.

The Dow Jones U.S. Select Dividend Index Constituent Weightings

Constituent weightings for the Dow Jones U.S. Select Dividend Index are assigned annually based on IAD yield, subject to the following restrictions:

•	the weight of any individual company is restricted to the lower of (a) 10% or (b) five times a constituent’s float-adjusted market capitalization divided by the sum of the float-adjusted market capitalizations of all constituents, as measured at the time of each annual reconstitution; and
•	each Global Industry Classification Standard (“GICS”) sector is restricted to 30% within the Dow Jones U.S. Select Dividend Index, as measured at the time of the annual reconstitution.

Additionally, on a quarterly basis, any company whose weight exceeds 10% of the Dow Jones U.S. Select Dividend Index is capped at 10%, with the excess weight distributed proportionately to the remaining constituents. This quarterly capping, if required, is effective after the close of the third Friday of each March, June, September, and December. The reference pricing date is after the close of the Wednesday prior to the second Friday of the quarterly review month.

The Dow Jones U.S. Select Dividend Index Maintenance and Adjustments

The Dow Jones U.S. Select Dividend Index is rebalanced annually, effective at the open of trading on the Monday following the third Friday of March. The Dow Jones U.S. Select Dividend Index is subject to the following quarterly review process:

•	Constituents with significant negative dividend growth and negative earnings from continuing operations over the past 12-month period are reviewed to determine if the affected company can sustain an appropriate dividend program to remain in the Dow Jones U.S. Select Dividend Index. In the event that the Index Committee (as defined below) determines that the company’s dividend program is at significant risk, the company will be removed from the Dow Jones U.S. Select Dividend Index after the close of trading on the third Friday of March, June, September or December. Constituent changes and their weights resulting from the quarterly review process are announced on the second Friday of each quarterly review month.
PS-14 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

A constituent stock is immediately removed from the Dow Jones U.S. Select Dividend Index, independent of the annual rebalancing, if the constituent stock is affected by a corporate action, such as a delisting or bankruptcy.

In addition, constituent stocks are reviewed on a monthly basis and at the discretion of S&P Dow Jones may be removed effective prior to the open of the first business day of the following month and not replaced, if (i) the constituent company announces that it will cease paying dividends for an undetermined period; or (ii) the constituent company announces a reduced dividend amount and the index committee determines that it will no longer qualify for the Dow Jones U.S. Select Dividend Index at the subsequent reconstitution as a result. The review of ongoing eligibility is conducted based on the information publicly announced by the company up to and including the 21st of the month (in February, this date is the 18th). Any changes to the Dow Jones U.S. Select Dividend Index are effective prior to the open of the first business day of the following month and will be announced with five business days’ notice.

Constituent stocks that are removed from the Dow Jones U.S. Select Dividend Index as a result of ongoing maintenance are replaced only at the subsequent annual rebalancing in March.

Corporate Actions.

The table below summarizes the treatment of certain corporate actions.

Corporate Action	Treatment
Company Addition/Deletion

Addition

Generally, no companies are added to the Dow Jones U.S. Select Dividend Index TM between annual reconstitutions except for IPOs and spin-offs.

Deletion

The weights of all stocks in the index will proportionally change but relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Change in shares outstanding	Shares outstanding changes are offset by an adjustment factor, additional weight factor (“AWF”). There is no change to the index market capitalization and no divisor adjustment.
Split/Reverse Split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Spin-off

The spin-off is added to the Dow Jones U.S. Select Dividend Index TM on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date the spin-off will have the same attributes and capping adjustment factor (AWF) as its parent company, and will remain in the index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.

If the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being deleted is reinvested across all the index components proportionally such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Change in IWF	Investable weight factor (“IWF”) changes are offset by an adjustment factor (AWF). There is no change to the index market capitalization and no divisor adjustment.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment.

PS-15 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

to the index market capitalization causes a divisor adjustment.
Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The change in price and shares is offset by an adjustment factor (AWF) to keep the index market capitalization (stock weight) unchanged. There is no change to the index market capitalization and no divisor adjustment.

The Dow Jones U.S. Select Dividend Index Calculation

The Dow Jones U.S. Select Dividend Index is a non-market capitalization weighted index where index constituents have a user-defined weight based on IAD yield. Between Index rebalancings, most corporate actions generally have no effect on stock weights. As stock prices move, the weights will shift and the modified weights will change. Therefore, the Dow Jones U.S. Select Dividend Index must be rebalanced from time to time to re-establish the user-defined weights.

The value of the Dow Jones U.S. Select Dividend Index on any day for which an index value is published is:

where:

P = stock price

Shares = Shares outstanding

IWF = investable weight factor, (available float shares)/(total shares outstanding)

AWF = additional weight factor

where:

where AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which adjusts the market capitalization for all index constituents to achieve the user-defined weight, while maintaining the total market value of the overall index. Z is a constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares). Wi,t is the user-defined weight of stock i on rebalancing date t.

The divisor is a value calculated by the index sponsor that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital.

Index Committee

The Dow Jones U.S. Select Dividend Index is maintained by an S&P Dow Jones index committee (the “Index Committee”). The Index Committee meets regularly. At each meeting, the Index Committee may review pending corporate actions that may affect the Dow Jones U.S. Select Dividend Index constituents, statistics comparing the composition of the Dow Jones U.S. Select Dividend Index to the market, companies that are being considered as candidates for addition to the Dow Jones U.S. Select Dividend Index and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

S&P Dow Jones considers information about changes to the Dow Jones U.S. Select Dividend Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committee reserves the right to make exceptions when applying the methodology if the need arises. In any scenario where the treatment differs from the general rules S&P Dow Jones will provide sufficient notice, whenever possible.

PS-16 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index

In addition to the daily governance of the Dow Jones U.S. Select Dividend Index and maintenance of index methodologies, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the Dow Jones U.S. Select Dividend Index continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones may publish a consultation inviting comments from external parties.

License Agreement

An affiliate of ours intends to enter into an agreement with S&P Dow Jones that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the Dow Jones U.S. Select Dividend Index, which is owned and published by S&P Dow Jones, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third party licensors. Neither S&P Dow Jones nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Value Index to track general stock market performance. S&P Dow Jones’ and its third party licensors’ only relationship to JPMorgan Financial or JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P Dow Jones and the third party licensors and of the Dow Jones U.S. Select Dividend Index which is determined, composed and calculated by S&P Dow Jones or its third party licensors without regard to JPMorgan Financial or JPMorgan Chase & Co. or the notes. S&P Dow Jones and its third party licensors have no obligation to take the needs of JPMorgan Financial or JPMorgan Chase & Co. or the owners of the notes into consideration in determining, composing or calculating the Dow Jones U.S. Select Dividend Index. Neither S&P Dow Jones nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P Dow Jones, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE Dow Jones U.S. Select Dividend Index OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P Dow Jones, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P Dow Jones MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE Dow Jones U.S. Select Dividend Index OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P Dow Jones, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC and has been licensed to S&P Dow Jones and has been licensed for use by JPMorgan Chase & Co. and its affiliates, including JPMorgan Financial.

PS-17 | Structured Investments Auto Callable Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones U.S. Select Dividend Index